Exhibit 99.1

SPAR Group Announces Preliminary 2009 Revenue and EPS Results

EPS $0.03 per share for 2009, up 391% from 2008

Wednesday, March 17, 2010 - SPAR Group, Inc. (NASDAQ: SGRP) (the "Company" or "SPAR"), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced preliminary revenue and net income results for 2009. The Company anticipates the release of its full quarterly and year end financial results on or before March 31st.

“We are very encouraged by our increased profitability during 2009 from 2008 while navigating through difficult economic and retail industry conditions. It was our ability to make up ground with new accounts, while also making the proper cost reductions, which enabled us to mitigate the effects of the bad economy and the loss of a key customer in early 2009.  The result was increased earnings for 2009 over 2008”, stated Gary Raymond, President and Chief Executive Officer. "Heading into 2010 we have a strong revenue platform to fuel our organic growth and will remain focused on improving our margins and fixed cost structure all of which we expect to continue improving our bottom-line."

Revenue for the year ended 2009 totaled $57.5 million, a decrease of 17%, compared to $69.6 million for the year ended 2008. Domestic and international revenues for the year ended 2009 totaled $26.4 million and $31.1 million, respectively. The decrease in revenue was due in part to the loss of an electronic retail chain customer that ceased to exist in early 2009 and the move away from less profitable business.

Revenue for the fourth quarter of 2009 totaled $14.2 million versus $16 million for the fourth quarter of 2008, a decrease of 11.2%. Revenue in the United States totaled $7.5 million and internationally totaled $6.7 million for the fourth quarter of 2009.

While the Company’s revenue declined worldwide in 2009 as compared to 2008, SPAR continued to manage both its gross margin, which improved 0.4%, while reducing its general and administrative costs by over $2.3 million compared to 2008. The Company posted net income for 2009 of $502,000, equal to $0.03 per share based on 19.1 million shares outstanding, an increase of 391% compared to net income of $102,000, equal to $0.01 per share based on 19.1 million shares outstanding the prior year.  Net income for the three months ended December 31, 2009 totaled $303,000 or $0.02 per share compared to $467,000 for the fourth quarter of 2008 or $0.02 per share.

“We believe that we will see steady organic growth during 2010 as the economy continues to recover and we expand the services provided to our existing customers and attract new business. Our ability to maintain strong control over our operating expenses and gain steady cash flow allowed us to implement our acquisition strategy resulting in the recently announced acquisition of National Marketing Services in December 2009. We expect this acquisition to generate $6 million in revenue and be accretive to earnings in 2010. Today, we are evaluating several other similar acquisition opportunities that we can seamlessly integrate yielding positive upside to our business in 2010,” concluded Mr. Raymond.

The Company will file year end results and communicate to shareholders a date for an investor conference call before the end of March 2010.

About SPAR Group
SPAR Group, Inc. is a diversified international merchandising and marketing services company that provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. SPAR Group provides product services, project services, in-store events, radio frequency identification ("RFID"), technology services and marketing research covering all product and trade classifications, including mass market, drug store, convenience store and grocery chains. Product services include product additions; placement, reordering, replenishment, labeling, evaluation and deletions, and project services include seasonal and special product promotions, product recalls and complete setups of departments and stores. The company operates throughout the United States and internationally in 12 of the most populated countries, including China and India. For more information, visit the SPAR Group's Web site at www.sparinc.com.

Certain statements in this news release and such conference call are forward-looking, including (without limitation) growing revenues and profits through acquisitions, attracting new business that will increase SPAR Group's revenues, continuing to maintain costs and consummating any transactions. Undue reliance should not be placed on such forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the company's control. The company's actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation) the continued strengthening of SPAR Group's selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management, the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of those and other risk factors and cautionary statements that could affect future results, performance or trends are discussed in SPAR Group's most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time. All of the company's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements.

Contact:
James R. Segreto
SPAR Group, Inc.
(914) 332-4100

Investors:
Alan Sheinwald
Alliance Advisors, LLC
(914) 669-0222
asheinwald@allianceadvisors.net

Mark McPartland
Alliance Advisors, LLC
(910) 686-0455
markmcp@allianceadvisors.net